January 2026

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 15, 2026 / Registration Statement No. 333-284538
STRUCTURED INVESTMENTS

Opportunities in International Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 15, 2026

GS Finance Corp.

Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031

Principal at Risk Securities

The Dual Directional Trigger Jump Securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities on the stated maturity date is based on the performance of the EURO STOXX 50® Index as measured from the pricing date to and including the valuation date.

If the final index value is greater than or equal to the initial index value, the return on your securities will be positive and equal to the greater of (i) the index percent change and (ii) the upside payment. If the final index value is less than the initial index value but greater than or equal to the downside threshold level, you will receive the principal amount of your securities plus a return reflecting the absolute value of the index percentage change (e.g., if the index percentage change is -10%, your return will be +10%). However, if the final index value is less than the downside threshold level, you will lose a significant portion or all of your investment.

The securities are for investors who seek the potential to earn a minimum return of at least 45.10% if the underlying index appreciates or does not depreciate from the initial index value to the final index value, seek a positive return for moderate decreases in the underlying index, are willing to forgo interest payments and are willing to risk losing their entire investment if the final index value is less than the downside threshold level.

SUMMARY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	expected to price on or about January 30, 2026
Original issue date:	expected to be February 4, 2026
Valuation date:	expected to be January 31, 2031, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be February 5, 2031, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final index value is greater than or equal to the initial index value, $1,000 + the greater of (i) $1,000 × the index percent change and (ii) the upside payment;
•
if the final index value is less than the initial index value, but greater than or equal to the downside threshold level, $1,000 + ($1,000 × the absolute index return); or
•
if the final index value is less than the downside threshold level, $1,000 × index performance factor

Upside payment (set on the pricing date):	at least $451.00 per security (at least 45.10% of the stated principal amount)
Maximum payment at maturity:	none
Index percent change:	(final index value - initial index value) / initial index value
Absolute index return:	the absolute value of the index percent change. For example, a -10% index percent change will result in a +10% absolute index return
Initial index value:	, which is the index closing value on the pricing date
Final index value:	the index closing value on the valuation date, subject to adjustment as described in the accompanying general terms supplement
Downside threshold level:	, which is 75.00% of the initial index value
Index performance factor:	final index value / initial index value
CUSIP / ISIN:	40058WWG7 / US40058WWG76
Underwriter:	Goldman Sachs & Co. LLC
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system
Estimated value range:	$895 to $955 per security. See page PS-2 for more information.
	Original issue price	Underwriting discount	Net proceeds to the issuer
	100% of the principal amount	3.50% ($ in total)*	96.50% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $35.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-8. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $ initial additional amount:

• $ will decline to zero on a straight-line basis from the time of pricing through ; and

• $ will decline to zero on a straight-line basis from through .

January 2026

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,744 dated October 20, 2025
•
Underlier supplement no. 47 dated December 23, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,744 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 47 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

Investment Summary

The Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 (the “securities”) can be used:

•
As an alternative to direct exposure to the underlying index that provides a minimum positive return if the underlying index has appreciated or has not depreciated from the initial index value to the final index value
•
To obtain an unleveraged positive return for a limited range of negative performance of the underlying index
•
To potentially outperform the underlying index with respect to moderate increases or moderate decreases in the underlying index from the initial index value to the final index value

However, you will not receive dividends on the stocks comprising the underlying index (the “underlying index stocks”) or any interest payments on your securities.

If the final index value is less than the downside threshold level, the securities are exposed on a 1:1 basis to the negative performance of the underlying index from the initial index value to the final index value.

Key Investment Rationale

The securities offer a minimum positive return if the underlying index appreciates, or does not depreciate at all, from the initial index value to the final index value and 1-to-1 exposure to the absolute index return for a limited range of negative performance of the underlying index. At maturity, if the underlying index has appreciated or has not depreciated in value, investors will receive the stated principal amount of their investment plus the greater of (i) $1,000 × the index percent change and (ii) the upside payment. If the underlying index has depreciated in value, but the final index value is greater than or equal to the downside threshold level, investors will receive the stated principal amount of their investment plus an unleveraged return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 25.00% return. However, if the underlying index has depreciated in value and the final index value is less than the downside threshold level, investors will lose 1.00% for every 1.00% decline in the index value from the pricing date to the valuation date of the securities. Under these circumstances, the payment at maturity will be less than the stated principal amount, will represent a loss of more than 25.00% and could be zero. Investors will not receive dividends on the underlying index stocks or any interest payments on the securities and investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Absolute Return Feature	The securities enable investors to obtain an unleveraged positive return if the final index value is less than the initial index value but is greater than or equal to the downside threshold level.
Upside Scenario

The final index value is greater than or equal to the initial index value. In this case, for each security you receive a full return of principal plus the greater of (i) $1,000 times the index percent change and (ii) the upside payment.

Absolute Return Scenario

The final index value is less than the initial index value but is greater than or equal to the downside threshold level. In this case, you receive a 1.00% positive return on the securities for each 1.00% negative return of the underlying index. For example, if the final index value is 10.00% less than the initial index value, the securities will provide a total positive return of 10.00% at maturity. The maximum return you may receive in this scenario is a positive 25.00% return at maturity. In this case, you receive at least the stated principal amount of $1,000 at maturity even if the underlying index has depreciated.

Downside Scenario

The underlying index declines in value and the final index value is less than the downside threshold level. In this case, you will receive significantly less than the stated principal amount by an amount proportionate to the decline in the value of the underlying index from the pricing date to the valuation date of the securities. For example, if the final index value is 40.00% less than the initial index value, the securities will provide at maturity a loss of 40.00% of principal. In this case, you receive $600.00 per security, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying index over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$451.00 per security
Downside threshold level:	75.00% of the initial index value

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

Dual Directional Trigger Jump Payoff Diagram

How it works



Upside Scenario. If the final index value is greater than or equal to the initial index value, the investor would receive the $1,000 stated principal amount plus the greater of (i) $1,000 times the index percent change and (ii) the upside payment of $451.00.



The investor would receive a payment at maturity of $1,451.00 per security if the final index value has increased by no more than 45.10% from the initial index value, and would receive $1,000 plus an amount that represents a 1-to-1 participation in the appreciation of the underlying index if the final index value has increased from the initial index value by more than 45.10%.

Absolute Return Scenario. If the final index value is less than the initial index value but is greater than or equal to the downside threshold level, the investor would receive $1,000 plus an amount that represents a 1.00% positive return of the security for each 1.00% negative return on the underlying index.

		If the underlying index depreciates 10.00%, the investor would receive a 10.00% return, or $1,100.00 per security.


Downside Scenario. If the final index value is less than the downside threshold level, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying index. Under these circumstances, the payment at maturity will be at least 25.00% less than the stated principal amount per security. There is no minimum payment at maturity on the securities.

		If the underlying index depreciates 40.00%, the investor would lose 40.00% of the investor’s principal and receive only $600.00 per security at maturity, or 60.00% of the stated principal amount.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final index value and the assumptions noted above.

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
175.000%	175.000%
160.000%	160.000%
145.100%	145.100%
140.000%	145.100%
125.000%	145.100%
110.000%	145.100%
100.000%	145.100%
95.000%	105.000%
85.000%	115.000%
75.000%	125.000%
74.999%	74.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

As shown in the table above:

•
If the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your securities at maturity would be 25.000% of the stated principal amount of your securities. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final index value level were determined to be 85.000% of the initial index value, the absolute index return would be 15.000% and the payment at maturity that we would deliver on your securities would be 115.000% of the stated principal amount of your securities.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the payment at maturity payable for your securities on the stated maturity date exceeds the stated principal amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. The cash payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is less than the downside threshold level, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the index value over the term of the securities and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the securities, which would include any premium to principal amount you paid when you purchase the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index

If the final index value is less than the downside threshold level, you could lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final index value to the downside threshold level will not result in a loss of principal on the securities, a decrease in the final index value to less than the downside threshold level will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the value of the underlying index.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

The Amount Payable on Your Securities Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date

The final index value will be based on the index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing value dropped precipitously on the valuation date, the payment at maturity for your securities may be significantly less than it would have been had the payment at maturity been linked to the index closing value prior to such drop in the value of the underlying index. Although the actual value of the underlying index on the stated maturity date or at other times during the life of your securities may be higher than the final index value, you will not benefit from the index closing value at any time other than on the valuation date.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the value of the underlying index;
•
the volatility – i.e., the frequency and magnitude of changes – in the index closing value of the underlying index;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value of the underlying index;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities or the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

Investing in the Securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities is not equivalent to investing in the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying index stocks or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underlying Index

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed securities). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying index or that in the future are included in an underlying index, such underlying index stocks may be removed from an underlying index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying index, such removal could have a material and negative effect on the level of such underlying index and, therefore, your investment in the securities. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying index, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying index could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Risks Related to Tax

The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

The Underlying Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — EURO STOXX 50® Index” in the accompanying underlier supplement.

The EURO STOXX 50® Index is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the underlying index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Historical Index Closing Values

The index closing value has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying index. The actual performance of the underlying index over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

The graph below shows the daily historical index closing values from January 1, 2021 through January 13, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a security as a hedge or that is hedged against interest rate risks;
•
a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

purposes as pre-paid derivative contracts in respect of the underlying index. Except as otherwise stated below, the discussion herein assumes that your securities will be so treated.

Upon the sale, exchange or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases the securities at a price other than the adjusted issue price as determined for tax purposes.

It is possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the securities and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat each security as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each security for U.S. federal income tax purposes are possible. Should an alternative characterization of each security by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your securities, could be collected via withholding. If these regulations were to apply to your securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

January 2026

GS Finance Corp. Dual Directional Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 5, 2031 Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $35.00 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on February 4, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

January 2026